Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Peraso Inc.

San Jose, California

We consent to the incorporation by reference in this Registration Statement on Form S-1 (Registration No. 333-______) of our report dated March 30, 2026, relating to the consolidated financial statements of Peraso, Inc., as of and for the years ended December 31, 2025 and 2024 (which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) included in Peraso, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

July 2, 2026